As filed with the Securities and Exchange Commission on November 7, 2002

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported):
November 7, 2002

Commission File Number	Exact name of registrant as specified in its charter, state of incorporation, address of principal executive offices, and telephone number	I.R.S. Employer Identification Number

1-15929	Progress Energy, Inc.	56-2155481
410 S. Wilmington Street Raleigh, North Carolina 27601-1748 Telephone: (919) 546-6111 State of Incorporation: North Carolina

The address of the registrant has not changed since the last report.

The registrant hereby amends Item 5 of its Current Report on Form 8-K dated August 9, 2002 to update and replace the risk factors discussion contained therein.

ITEM 5.    OTHER EVENTS

We have included in this 8-K, statements containing “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “plan,” “will,” “estimate,” “should” and variations of such words and similar expressions in this 8-K to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in such statements. Any forward-looking statement speaks only as of the date on which it is made; and, except to fulfill our obligations under the U.S. securities laws, we undertake no obligation to update any such statement to reflect events or circumstances after the date on which it is made. Examples of factors that can affect our expectations, beliefs, plans, goals, objectives and future financial or other performance are discussed under the heading “Risk Factors.” All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. It is not possible for our management to predict all of such factors or to assess the effect of each such factor on our business. New factors emerge from time to time, and may be found in the future SEC filings incorporated by reference in this prospectus. All of our forward-looking statements should be considered in light of these factors.

RISK FACTORS

Investing in our common stock involves risks, including the risks described below, that could affect the energy industry, as well as us and our business. You should not purchase our common stock unless you understand these investment risks. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing our common stock, you should carefully consider the following risks and the other information in this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference therein. Each of the risks described below could result in a decrease in the value of our common stock and your investment therein.

Risks Related to the Energy Industry

We are subject to fluid and complex government regulations that may have a negative impact on our business and our results of operations.

We are subject to comprehensive regulation by several federal, state and local regulatory agencies, which significantly influence our operating environment and may affect our ability to recover costs from utility customers. We are required to have numerous permits, approvals and certificates from the agencies that regulate our business. We believe the necessary permits, approvals and certificates have been obtained for our existing operations and that our business is conducted in accordance with applicable laws; however, we are unable to predict the impact on our operating results from the future regulatory activities of any of these agencies. Changes in regulations or the imposition of additional regulations could have an adverse impact on our results of operations.

The Federal Energy Regulatory Commission (“FERC”), the Nuclear Regulatory Commission (“NRC”), the Environmental Protection Agency (“EPA”), the North Carolina Utilities Commission (“NCUC”), the Florida Public Service Commission (“FPSC”), and the South Carolina Public Service Commission (“SCPSC”) regulate many aspects of our utility operations, including siting and construction of facilities, customer service and the rates that we can charge customers. Our system is also subject to the jurisdiction of the SEC under the Public Utility Holding Company Act of 1935 (“PUHCA”). The rules and regulations promulgated under PUHCA impose a number of restrictions on the operations of registered utility holding companies and their subsidiaries. These restrictions include a requirement that, subject to a number of exceptions, the SEC approve in advance securities issuances, acquisitions and dispositions of utility assets or of securities of utility companies, and acquisitions of other businesses. PUHCA also generally limits the operations of a registered holding company like ours to a single integrated public utility system, plus additional energy-related businesses. Furthermore, PUHCA rules require that transactions between affiliated companies in a registered holding company system be performed at cost, with limited exceptions.

We are unable to predict the impact on our business and operating results from future regulatory activities of these federal, state and local agencies. Changes in regulations or the imposition of additional regulations could have a negative impact on our business and results of operations.

We are subject to numerous environmental laws and regulations that may increase our cost of operations, impact or limit our business plans, or expose us to environmental liabilities.

We are subject to numerous environmental regulations affecting many aspects of our present and future operations, including air emissions, water quality, wastewater discharges, solid waste, and hazardous waste. These laws and regulations can result in increased capital, operating, and other costs, particularly with regard to enforcement efforts focused on power plant emissions obligations. These laws and regulations generally require us to obtain and comply with a wide variety of environmental licenses, permits, inspections and other approvals. Both public officials and private individuals may seek to enforce applicable environmental laws and regulations. We cannot predict the outcome (financial or operational) of any related litigation that may arise.

In addition, we may be a responsible party for environmental clean up at sites identified by a regulatory body. We cannot predict with certainty the amount and timing of all future expenditures related to environmental matters because of the difficulty of estimating clean up costs. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liability on all potentially responsible parties.

We cannot assure you that existing environmental regulations will not be revised or that new regulations seeking to protect the environment will not be adopted or become applicable to us. Revised or additional regulations, which result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from our customers, could have a material adverse effect on our results of operations.

Recent events in the energy markets that are beyond our control have increased the level of public and regulatory scrutiny in our industry and in the capital markets and have resulted in increased regulation and new accounting standards. The reaction to these events may have negative impacts on our business, financial condition and access to capital.

As a result of the energy crisis in California during the summer of 2001, the recent volatility of natural gas prices in North America, the bankruptcy filing by the Enron Corporation, recently discovered accounting irregularities of public companies, and investigations by governmental authorities into energy trading activities, companies in the regulated and non-regulated utility businesses have been under a generally increased amount of public and regulatory scrutiny. Recently discovered accounting irregularities have caused regulators and legislators to review current accounting practices, financial disclosures and companies’ relationships with their independent auditors. The capital markets and ratings agencies also have increased their level of scrutiny. Additionally, allegations against various energy trading companies of “round trip” or “wash” transactions, which involve the simultaneous buying and selling of the same amount of power at the same price and provide no true economic benefit, may have a negative effect on the industry. We believe that we are complying with all applicable laws, and we have taken steps to avoid these events, but it is difficult or impossible to predict or control what effect these types of disruptions in the energy markets may have on our business, financial condition or our access to the capital markets.

Additionally, it is unclear what laws or regulations may develop, and we cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or in our operations specifically. Any such new accounting standards could impact the way we are required to record revenues, assets and liabilities. These changes in accounting standards could lead to negative impacts on reported earnings or increases in liabilities that could, in turn, affect our reported results of operations.

Deregulation or restructuring in the electric industry may result in increased competition and unrecovered costs that could adversely affect the financial condition, results of operations or cash flows of us and our utilities’ businesses.

Increased competition resulting from restructuring efforts could have a significant adverse financial impact on us and our utility subsidiaries and consequently on our results of operations. Increased competition could result in increased pressure to lower costs, including the cost of electricity. Retail competition and the unbundling of regulated energy and gas service could have a significant adverse financial impact on us and our subsidiaries due to an impairment of assets, a loss of retail customers, lower profit margins or increased costs of capital. Because we have not previously operated in a competitive retail environment, we cannot predict the extent and timing of entry by additional competitors into the electric markets. Movement toward deregulation in North Carolina, South Carolina and Florida has slowed as a result of recent developments, including developments related to electric deregulation in California and other states. We cannot predict when we will be subject to changes in legislation or regulation, nor can we predict the impact of these changes on our financial condition, results of operations or cash flows.

One of the major issues to be resolved from deregulation is who would pay for stranded costs. Stranded costs are those costs and investments made by utilities in order to meet their statutory obligation to provide electric service but which could not be recovered through the market price of electricity following industry restructuring. The amount of such stranded costs that we might experience would depend on the timing of, and the extent to which, direct competition is introduced, and the then-existing market price of energy. If both our electric utilities and our gas utility were no longer subject to cost-based regulation and it was not possible to recover stranded costs, our financial condition and results of operations could be adversely affected.

Additionally, the electric utility industry has experienced a substantial increase in competition at the wholesale level, caused by changes in federal law and regulatory policy. As a result of the Public Utilities Regulatory Policies Act of 1978 and the Energy Policy Act of 1992, competition in the wholesale electricity market has greatly increased due to a greater participation by traditional electricity suppliers, non-utility generators, independent power producers, wholesale power marketers and brokers, as well as the trading of energy futures contracts on various commodities exchanges. This increased competition could affect our load forecasts, plans for power supply and wholesale energy sales and related revenues. The impact could vary depending on the extent to which additional generation is built to compete in the wholesale market, new opportunities are created for us to expand our wholesale load, or current wholesale customers elect to purchase from other suppliers after existing contracts expire. In 1996, the FERC issued new rules on transmission service to facilitate competition in the wholesale market on a nationwide basis. The rules give greater flexibility and more choices to wholesale power customers. As a result of the changing regulatory environment and the relatively low barriers to entry, we expect competition to steadily increase. As competition continues to increase, our financial condition and results of operations could be adversely affected.

The uncertain outcome regarding the timing, creation and structure of regional transmission organizations, or RTOs, may materially impact our operations, cash flows or financial condition.

On December 20, 1999, FERC issued Order No. 2000 on RTOs. This order required public utilities that own, operate or control interstate electricity transmission facilities to file either a proposal to participate in an RTO or an alternative filing describing efforts and plans to participate in an RTO. To date, our electric utilities have responded to the order as follows:

•	CP&L and other investor-owned utilities filed applications with the FERC, NCUC and SCPSC for approval of an RTO, currently named GridSouth.

•	Florida Power and other investor owned utilities filed applications with the FERC and the FPSC for approval of an RTO, currently named GridFlorida.

On November 7, 2001, FERC issued an order providing guidance on continued processing of RTO filings. In this order, FERC recognized that it would not be possible for all RTOs to be operational by December 15, 2001 as set forth in Order No. 2000; therefore, FERC stated that its future orders would address the establishment of a timeline for the RTO progress in each region of the country.

On July 31, 2002, FERC issued its Notice of Proposed Rulemaking in Docket No. RM01-12-000, Remedying Undue Discrimination through Open Access Transmission Service and Standard Electricity Market Design (“SMD NOPR”). The proposed rules set forth in the SMD NOPR would require, among other things, that 1) all transmission owning utilities transfer control of their transmission facilities to an independent third party; 2) transmission service to bundled retail customers be provided under the FERC-regulated transmission tariff, rather than state-mandated terms and conditions; and 3) new terms and conditions for transmission service be adopted nationwide, including new provisions for pricing transmission in the event of transmission congestion. If adopted as proposed, the rules set forth in the SMD NOPR would materially alter the manner in which transmission and generation services are provided and paid for. We are currently reviewing the SMD NOPR and expect to file comments thereto, portions of which are due on November 15, 2002 and January 10, 2003. FERC also has indicated that it expects to issue final rules during the third quarter of 2003.

Florida Power is continuing to make progress towards the development of the GridFlorida RTO. CP&L and the other GridSouth participants withdrew their RTO application before the NCUC and SCPSC pending the review of FERC’s SMD NOPR. A determination about refiling will be made at a later date. The actual structure of GridSouth, GridFlorida or any alternative combined transmission structure, as well as the date it may become operational, depends upon the resolution of all regulatory approvals and technical issues. Given the regulatory uncertainty of the ultimate timing, structure and operations of GridSouth, GridFlorida or an alternate combined transmission structure, we cannot predict whether their creation will have any material adverse effect on our future consolidated results of operations, cash flows or financial condition.

Furthermore, the SMD NOPR presents several uncertainties, including what percentage of our investments in GridSouth and GridFlorida will be recovered, how the elimination of transmission charges, as proposed in the Notice of Proposed Rulemaking, will impact us, and what amount of capital expenditures will be necessary to create a new wholesale market.

Since weather conditions directly influence the demand for electricity and natural gas, as well as the price of energy commodities, our results of operations, financial condition, cash flows and ability to pay dividends on our common stock can be negatively affected by changes in weather conditions and severe weather.

Our results of operation, financial condition, cash flows and ability to pay dividends on our common stock can be affected by changing weather conditions. Weather conditions in our service territories, primarily North Carolina, South Carolina, and Florida, directly influence the demand for electricity and natural gas and affect the price of energy commodities. Furthermore, severe weather in these states, such as hurricanes, tornadoes, severe thunder storms and snow storms, can be destructive, causing outages, downed power lines and property damage and requiring us to incur additional and unexpected expenses.

The recent drought conditions and related water restrictions affected numerous electric utilities in the southeast United States. Drought conditions and any mandated water restrictions that could be implemented in response thereto, could impact a small percentage of our generating facilities, including our hydroelectric generating facilities. This may result in additional expenses, such as higher fuel costs and/or purchased power expenses. We continue to monitor weather patterns and will develop contingency plans, as necessary, to mitigate the impact of drought conditions. We do not have any reliability concerns with our generating facilities currently and do not expect these developments to have a material impact on our results of operations.

Our revenues, operating results and financial condition may fluctuate with the economy and its corresponding impact on our commercial and industrial customers, and may also fluctuate on a seasonal or quarterly basis.

Our business is impacted by fluctuations in the macroeconomy. For the year ended December 31, 2001 and the six months ended June 30, 2002, commercial and industrial customers represented approximately 37% of our electric revenues. As a result, changes in the macroeconomy can have negative impacts on our revenues. As our commercial and industrial customers experience economic hardships, our revenues can be negatively impacted.

Electric power demand is generally a seasonal business. In many parts of the country, demand for power peaks during the hot summer months, with market prices also peaking at that time. In other areas, power demand peaks during the winter. As a result, our overall operating results in the future may fluctuate substantially on a seasonal basis. The pattern of this fluctuation may change depending on the nature and location of facilities we acquire and the terms of power sale contracts into which we enter. In addition, we have historically sold less power, and consequently earned less income, when weather conditions are milder. While we believe that our North Carolina, South Carolina, and Florida markets complement each other during normal seasonal fluctuations, unusually mild weather could diminish our results of operations and harm our financial condition.

Risks Related to Us and Our Business

As a holding company, we are dependent on upstream cash flows from our subsidiaries. As a result, our ability to meet our ongoing and future financial obligations and to pay dividends on our common stock is primarily dependent on the earnings and cash flows of our operating subsidiaries and their ability to pay upstream dividends or to repay funds to us.

We are a holding company. As such, we have no operations of our own. Our ability to meet our financial obligations and to pay dividends on our common stock at the current rate is primarily dependent on the earnings and cash flows of our operating subsidiaries and their ability to pay upstream dividends or to repay funds to us. Prior to funding us, our subsidiaries have financial obligations that must be satisfied, including among others, debt service, preferred stock dividends and obligations to trade creditors.

There are inherent potential risks in the operation of nuclear facilities, including environmental, health, regulatory, terrorism, and financial risks that could result in fines or the shutdown of our nuclear units, which may present potential exposures in excess of our insurance coverage.

We own and operate five nuclear units through our subsidiaries, CP&L (four units) and Florida Power (one unit), that represent approximately 4,100 megawatts, or 19%, of our generation capacity. Our nuclear facilities are subject to environmental, health and financial risks such as the ability to dispose of spent nuclear fuel, the ability to maintain adequate capital reserves for decommissioning, potential liabilities arising out of the operation of these facilities, and the costs of securing the facilities against possible terrorist attacks. We maintain decommissioning trusts and external insurance coverage to minimize the financial exposure to these risks; however, it is possible that damages could exceed the amount of our insurance coverage.

The NRC has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines or to shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. Revised safety requirements promulgated by the NRC could require us to make substantial capital expenditures at our nuclear plants. In addition, although we have no reason to anticipate a serious nuclear incident at our plants, if an incident did occur, it could materially and adversely affect our results of operations or financial condition. A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit.

Our facilities require licenses that need to be renewed or extended in order to continue operating. We do not anticipate any problems renewing these licenses. However, as a result of potential terrorist threats and increased public scrutiny of utilities, the licensing process could result in increased licensing or compliance costs that are difficult or impossible to predict.

Our business is dependent on our ability to successfully access capital markets. Our inability to access capital may limit our ability to execute our business plan, or pursue improvements and make acquisitions that we may otherwise rely on for future growth.

We rely on access to both short-term money markets and long-term capital markets as a significant source of liquidity for capital requirements not satisfied by the cash flow from our operations. If we are not able to access capital at competitive rates, our ability to implement our strategy will be adversely affected. We believe that we will maintain sufficient access to these financial markets based upon current credit ratings. However, certain market disruptions or a downgrade of our credit rating may increase our cost of borrowing or adversely affect our ability to access one or more financial markets. Such disruptions could include:

•	an economic downturn;

•	the bankruptcy of an unrelated energy company;

•	capital market conditions generally;

•	market prices for electricity and gas;

•	terrorist attacks or threatened attacks on our facilities or unrelated energy companies; or

•	the overall health of the utility industry.

Restrictions on our ability to access financial markets may affect our ability to execute our business plan as scheduled. An inability to access capital may limit our ability to pursue improvements or acquisitions that we may otherwise rely on for future growth.

Increases in our leverage could adversely affect our competitive position, business planning and flexibility, financial condition, ability to service our debt obligations and to pay dividends on our common stock, and ability to access capital on favorable terms.

Our cash requirements arise primarily from the capital-intensive nature of our electric utilities, as well as the expansion of our diversified businesses, primarily those of Progress Ventures. In addition to operating cash flows, we rely heavily on our commercial paper and long-term debt. As of June 30, 2002, commercial paper and bank borrowings and long-term debt balances for Progress Energy and its subsidiaries were as follows (in millions):

Company	Outstanding Commercial Paper and Bank Borrowings	Total Long-Term Debt, Net
Progress Energy, unconsolidated(a)	$797.0	$ 5,216.6
CP&L	53.0	3,102.2
Florida Power	106.8	1,501.0
Other Subsidiaries(b)	—	692.9

Progress Energy, consolidated	$956.8(c)	$10,512.7(d)

(a)	Represents solely the outstanding indebtedness of the holding company.
(b)	Includes the following subsidiaries: Progress Ventures, Inc. ($187.0 million), Florida Progress Funding Corporation ($260.9 million) and Progress Capital Holdings, Inc. ($245.0 million).
(c)
Of this amount, $609.8 million is classified as long-term debt. Prior to quarter ended September 30, 2002, portions of our outstanding commercial paper backed by our multi-year credit facilities were reclassified as long-term debt. Effective with the quarter ended September 30, 2002, we will no longer reclassify any of our commercial paper as long-term debt.

(d)	Net of current portion, which at June 30, 2002, was $352.9 million on a consolidated basis.

Progress Energy and its subsidiaries have an aggregate of six committed credit lines that support our commercial paper programs totaling $1.94 billion. While our financial policy precludes us from issuing commercial paper in excess of our credit lines, as of June 30, 2002, we had an aggregate of approximately $1.0 billion available for future borrowing under our credit lines. Progress Energy has an uncommitted credit line for up to $300 million and Florida Power has an uncommitted credit line for up to $100 million. As of June 30, 2002, Progress Energy had $25 million outstanding under its uncommitted line of credit. In addition, as of June 30, 2002, Progress Energy, CP&L and Florida Power each had shelf registration statements on file with the SEC that permit the issuance of various debt and equity securities up to an additional $1.694 billion ($1.079 billion after giving effect to our recently announced common stock offering), $500 million, and $700 million, respectively.

Our credit lines impose various limitations that could impact our liquidity. Our credit facilities include defined maximum total debt to total capital ratios. As of June 30, 2002, the maximum and actual ratios were as follows:

Company	Maximum Ratio	Actual Ratio
Progress Energy	70%	65.6%
CP&L	65%	54.8%
Florida Power	65%	44.3%

We expect that in connection with the proposed renewal of Progress Energy’s 364-day credit facility, the facility will be reduced in size from $550 million to approximately $480 million and the permitted debt to capital ratio under that facility will be 68% after June 30, 2003. In addition, we anticipate that the facility will contain a requirement that Progress Energy maintain a ratio of EBITDA to interest expense of at least 2.5x to 1. For the twelve month period ended June 30, 2002, Progress Energy’s ratio of EBITDA to interest expense was 3.19x to 1.

In the event our capital structure changes such that we approach the permitted ratios, our access to capital and additional liquidity could decrease. A limitation in our liquidity could have a material adverse impact on our business strategy and our ongoing financing needs. Furthermore, the credit lines of Progress Energy, CP&L and Florida Power each include provisions that preclude each company from borrowing under their respective credit lines in the event of a material adverse change in the respective company’s financial condition.

Our indebtedness also includes several cross-default provisions which could significantly impact our financial condition. Progress Energy’s, CP&L’s and Florida Power’s credit lines include cross-default provisions for defaults of indebtedness in excess of $10 million. Progress Energy’s cross default provisions only apply to defaults of indebtedness by Progress Energy and its significant subsidiaries (i.e., CP&L, Florida Progress, Florida Power and Progress Capital Holdings, Inc.). CP&L’s and Florida Power’s cross-default provisions only apply to defaults of indebtedness by CP&L and Florida Power and their subsidiaries, respectively, not other affiliates of CP&L and Florida Power.

Additionally, certain of Progress Energy’s long-term debt indentures contain cross-default provisions for defaults of indebtedness in excess of $25 million; these provisions only apply to other obligations of Progress Energy, not its subsidiaries. In the event that either of these cross-default provisions were triggered, the lenders could accelerate payment of any outstanding debt. Any such acceleration would cause a material adverse change in the respective company’s financial condition. Certain agreements underlying our indebtedness also limit our ability to incur additional liens or engage in certain types of sale and leaseback transactions.

Changes in economic conditions could result in higher interest rates, which would increase our interest expense on our floating rate debt and reduce funds available to us for our current plans. Additionally, an increase in our leverage could adversely affect us by:

•	increasing the cost of future debt financing;

•	impacting our ability to pay dividends on our common stock at the current rate;

•	making it more difficult for us to satisfy our existing financial obligations;

•	limiting our ability to obtain additional financing, if we need it, for working capital, acquisitions, debt service requirements or other purposes;

•	increasing our vulnerability to adverse economic and industry conditions;

•
requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce funds available to us for operations, future business opportunities or other purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete;

•	placing us at a competitive disadvantage compared to our competitors who have less debt; and

•	causing a downgrade in our credit ratings.

Any reduction in our credit ratings could increase our borrowing costs, limit our access to additional capital and require posting of collateral, all of which could materially and adversely affect our business, results of operations and financial condition.

Progress Energy’s senior unsecured debt has been assigned a rating by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., of “BBB” (negative outlook) and by Moody’s Investors Service, Inc. of “Baa1” (negative outlook). On October 18, 2002, Moody’s announced that it had placed Progress Energy’s senior unsecured debt rating on review for possible downgrade. CP&L’s senior unsecured debt has been assigned a rating by S&P of “BBB+” (negative outlook) and by Moody’s of “Baa1” (stable outlook). Florida Power’s senior unsecured debt has been assigned a rating by S&P of “BBB+” (negative outlook) and by Moody’s of “A-2” (stable outlook). While our non-regulated operations, including those conducted through our Progress Ventures business unit, have a higher level of risk than our regulated utility operations, we will seek to maintain a solid investment grade rating through prudent capital management and financing structures. We cannot, however, assure you that any of Progress Energy’s current ratings, or those of CP&L and Florida Power, will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. Any downgrade could increase our borrowing costs and adversely affect our access to capital, which could negatively impact our financial results. Further, we may be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources could decrease. Although we would have access to liquidity under our committed and uncommitted credit lines, if our short-term rating were to fall below A-2 or P-2, the current ratings assigned by S&P and Moody’s, respectively, it could significantly limit our access to the commercial paper market. We note that the ratings from credit agencies are not recommendations to buy, sell or hold our securities or those of CP&L or Florida Power and that each rating should be evaluated independently of any other rating.

Our energy trading and marketing business relies on Progress Energy’s investment grade ratings to stand behind transactions in that business. As of September 30, 2002, Progress Energy has issued guarantees with a notional amount of approximately $200 million to support Progress Ventures’ energy trading and marketing businesses. Based upon the amount of trading positions outstanding at October 31, 2002, if Progress Energy’s ratings were to decline below investment grade, we would have to deposit cash or provide letters of credit or other cash collateral for approximately $17 million for the benefit of our counterparties. These collateral requirements could adversely affect our profitability on energy trading and marketing transactions and limit our overall liquidity.

The use of derivative contracts in the normal course of our business could result in financial losses that negatively impact our results of operations.

We use derivatives, including futures, forwards and swaps, to manage our commodity and financial market risks. In the future, we could recognize financial losses on these contracts as a result of volatility in the market values of the underlying commodities or if a counterparty fails to perform under a contract. In the absence of actively quoted market prices and pricing information from external sources, the valuation of these financial instruments can involve management’s judgment or use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the value of the reported fair value of these contracts.

We could incur a significant tax liability, and our results of operations and cash flows may be materially and adversely affected if the Internal Revenue Service denies or otherwise makes unusable the Section 29 tax credits related to our coal and synthetic fuels businesses.

Through Progress Ventures, we produce synthetic fuel from coal. The production and sale of the synthetic fuel qualifies for tax credits under Section 29 of the Internal Revenue Code (Section 29) if certain requirements are satisfied, including a requirement that the synthetic fuel differs significantly in chemical composition from the coal used to produce such synthetic fuel. All of our synthetic fuel facilities have received favorable private letter rulings from the Internal Revenue Service (IRS) with respect to their operations. These tax credits are subject to review by the IRS, and if we failed to prevail through the administrative or legal process, there could be a significant tax liability owed for previously taken Section 29 credits, which would significantly impact on earnings and cash flows. Tax credits for the year ended December 31, 2001 and the six months ended June 30, 2002, were $349.3 million and $175.1 million, respectively, offset by operating losses, net of tax, of $163.8 million and $91.9 million, respectively, for the same periods. One synthetic fuel entity, Colona Synfuel Limited Partnership, L.L.L.P., from which we (and Florida Progress prior to our acquisition) have been allocated approximately $220 million in tax credits to date, is being audited by the IRS. Total Section 29 credits generated through June 30, 2002 are approximately $781 million. In September 2002, all of our majority-owned synthetic fuel entities were accepted into the IRS’ Pre-Filing Agreement (PFA) program. The PFA program allows taxpayers to accelerate the IRS examination process in order to seek resolution of specific issues. Either we or the IRS can withdraw from the program at any time, and issues not resolved through the program may proceed to the next level of the IRS examination process. While the ultimate outcome is uncertain, we believe that participation in the PFA program will likely shorten the tax examination process. We believe that we are complying with all the requirements, including the private letter rulings, necessary to be allowed such credits under Section 29. We believe it is likely, although we cannot be certain, that we will prevail if challenged by the IRS on any credits taken. The current Section 29 tax credit program will expire in 2007.

Changes in the telecommunications industry may affect the future returns we expected from our Progress Telecom and Caronet, Inc. venture. Furthermore, in addition to an impairment charge we recorded in the third quarter of 2002, if the current depressed market conditions in the telecommunications industry continue, we may need to evaluate further the recoverability of our telecommunications assets.

Our current strategy in the telecommunications business is based upon our ability to deliver broadband telecommunication services to our customers in markets from Miami, Florida to New York City. The market for these services, like the telecommunications industry in general, is rapidly changing, and a number of participants in this segment have had substantial financial problems. Due to the recent decline of the telecommunications industry and continued operating losses, we initiated a valuation study to assess the recoverability of Progress Telecom’s and CaroNet’s long-lived assets. Based on this assessment, we recorded an after-tax write down and other one-time charges of approximately $225 million related to these assets in the third quarter of 2002 (including an approximately $16 million after-tax write down of our remaining investment in Interpath Communications, Inc., an application service provider). In the future, we cannot assure that growth in demand for these services will occur as expected. If the market for these services fails to recover as quickly as desired or becomes saturated with competitors, our telecommunications business and telecommunications asset valuations may be further adversely affected.

There is a risk that we will not successfully integrate newly acquired businesses into our operations as quickly or as profitably as expected, thus resulting in unexpected and increased costs and losses on our investments.

Our ability to successfully make strategic acquisitions and investments will depend on:

•	the extent to which acquisitions and investment opportunities become available;

•	our success in bidding for the opportunities that do become available;

•	regulatory approval of the acquisitions on favorable terms; and

•	our access to capital and the terms upon which we obtain capital.

If we are unable to make strategic investments and acquisitions, we may be unable to realize the growth that we anticipate. Our ability to successfully integrate acquired businesses into our operations will depend on the adequacy of our implementation plans and our ability to achieve desired operating efficiencies. If we are unable to successfully integrate new businesses into our operations, we could experience increased costs and losses on our investments.

There are risks involved with the construction and operation of our wholesale plants, including construction delays, dependence on third parties and related counter-party risks, and a lack of operating history, all of which may make our wholesale generation and overall operations less profitable and more unstable.

As of June 30, 2002, we had approximately 1,500 megawatts of wholesale generation in commercial operation. We intend to expand our wholesale generation to approximately 3,100 megawatts by 2003. We currently have flexible plans to add wholesale generation capacity as market conditions warrant after 2003.

The construction and operation of wholesale generation facilities is subject to many risks, including those listed below. During the execution and completion of our wholesale generation strategy, these risks will intensify. These risks include:

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Construction delays may impact our ability to generate sufficient cash flow and may have an adverse effect on our operations. If we encounter significant construction delays, any liquidated damages, contingency funds, or insurance proceeds may not be sufficient to service our related project debt.

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We may enter into or otherwise acquire long-term contracts that take effect at a future date based upon our current expectations of our future wholesale generation capacity. If our expected future capacity does not come to fruition as expected, we may not be able to meet our obligations under any such long-term contracts and may have to purchase power in the spot market at then prevailing prices. Accordingly, we may lose current and future customers, impair our ability to implement our wholesale strategy, and suffer reputational harm. Additionally, if we are unable to secure favorable pricing in the spot market, our results of operations may be diminished. Progress Energy may also become liable under any related performance guarantees then in existence.

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Our wholesale facilities depend on third parties through construction agreements, power purchase agreements, fuel supply and transportation agreements, and transmission grid connection agreements. If such third parties breach their obligations to us, our revenues, financial condition, cash flow and ability to make payments of interest and principal on our outstanding debts may be impaired. Any material breach by any of these parties of their obligations under the project contracts could adversely affect our cash flows and could impair our ability to make payments of principal of and interest on our indebtedness.

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We depend on transmission and distribution facilities owned and operated by utilities and other energy companies to deliver the electricity and natural gas that we sell to the wholesale market. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver products and satisfy our contractual obligations may be hindered. Although FERC has issued regulations designed to encourage competition in wholesale market transactions for electricity, there is the potential that fair and equal access to transmission systems will not be available or that sufficient transmission capacity will not be available to transmit electric power as we desire. We cannot predict the timing of industry changes as a result of these initiatives or the adequacy of transmission facilities in specific markets.

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Agreements with our counter-parties frequently will include the right to terminate and/or withhold payments or performance under the contracts if specific events occur. If a project contract were to be terminated due to nonperformance by us or by the other party to the contract, our ability to enter into a substitute agreement having substantially equivalent terms and conditions is uncertain.

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Because many of our facilities are new construction and have no operating history, various unexpected events may increase our expenses or reduce our revenues and impair our ability to service the related project debt. As with any new business venture of this size and nature, operation of our facility could be affected by many factors, including start-up problems, the breakdown or failure of equipment or processes, the performance of our facility below expected levels of output or efficiency, failure to operate at design specifications, labor disputes, changes in law, failure to obtain necessary permits or to meet permit conditions, government exercise of eminent domain power or similar events and catastrophic events including fires, explosions, earthquakes and droughts.

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Our facilities seek to enter into long-term power purchase agreements to sell all or a portion of their generating capacity. Currently, the percentage of our anticipated non-regulated capacity that will be under contract is as follows: the remainder of 2002—90%, 2003—68%, 2004—74% and 2005—30%. Following the expiration or early termination of our power purchase agreements, or to the extent we cannot otherwise secure contracts for our current and future generation capacity, our facilities will generally become merchant facilities. Our merchant facilities may not be able to find adequate purchasers, attain favorable pricing, or otherwise compete effectively in the wholesale market. Additionally, numerous legal and regulatory limitations restrict our ability to operate a facility on a wholesale basis.

Our energy marketing and trading operations are subject to risks that may reduce our revenues and adversely impact our results of operations and financial condition, many of which are beyond our control.

Our fleet of wholesale non-regulated plants may sell energy into the spot market or other competitive power markets or on a contractual basis. We may also enter into contracts to purchase and sell electricity, natural gas and coal as part of our power marketing and energy trading operations. Our business may also include entering into long-term contracts that supply customers’ full electric requirements. These contracts do not guarantee us any rate of return on our capital investments through mandated rates, and our revenues and results of operations from these contracts are likely to depend, in large part, upon prevailing market prices for power in our regional markets and other competitive markets. These market prices can fluctuate substantially over relatively short periods of time. Trading margins may erode as markets mature, and should volatility decline, we may have diminished opportunities for gain.

In addition, the Enron Corporation bankruptcy and enhanced regulatory scrutiny have contributed to more rigorous credit rating review of participants in the energy marketing and trading business. Credit downgrades of certain other market participants have significantly reduced such participants’ participation in the wholesale power markets. These events are causing a decrease in the number of significant participants in the wholesale power markets, which could result in a decrease in the volume and liquidity in the wholesale power markets. We are unable to predict the impact of such developments on our power marketing and trading business.

Furthermore, the FERC, which has jurisdiction over wholesale power rates, as well as independent system operators that oversee some of these markets, may impose price limitations, bidding rules and other mechanisms to address some of the volatility in these markets. Fuel prices also may be volatile, and the price we can obtain for power sales may not change at the same rate as fuel costs changes. These factors could reduce our margins and therefore diminish our revenues and results of operations.

Volatility in market prices for fuel and power may result from:

•	weather conditions;

•	seasonality;

•	power usage;

•	illiquid markets;

•	transmission or transportation constraints or inefficiencies;

•	availability of competitively priced alternative energy sources;

•	demand for energy commodities;

•	natural gas, crude oil and refined products, and coal production levels;

•	natural disasters, wars, embargoes and other catastrophic events; and

•	federal, state and foreign energy and environmental regulation and legislation.

We actively manage the market risk inherent in our energy marketing and trading operations. Nonetheless, adverse changes in energy and fuel prices may result in losses in our earnings or cash flows and adversely affect our balance sheet. Our marketing and risk management procedures may not work as planned. As a result, we cannot predict with precision the impact that our marketing, trading and risk management decisions may have on our business, operating results or financial position. In addition, to the extent that we do not cover the entire exposure of our assets or our positions to market price volatility, or our hedging procedures do not work as planned, fluctuating commodity prices could cause our sales and net income to be volatile.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGRESS ENERGY, INC. Registrant

By:	/s/ PETER M. SCOTT III
Peter M. Scott III Executive Vice President and Chief Financial Officer

Date: November 7, 2002